ZyMin Corporation
2014 Mid Road, Colorado Springs, Colorado 80906-2938
14 October 2003 Via e-mail

Mr. Michael Townsend, President

Lateegra Resources

1220-789 West Pender Street

Vancouver, British Columbia

V6C 1H2, Canada

RE: Dun Glen Property Expansion

Dear Michael;

     This letter is to recommend that Golden Patriot (or "NewCo") contract to enlarge the current claim position at Dun Glen. It would be prudent to stake additional lode mining claims adjacent to known gold occurrences and cover areas of newly recognized potential for gold mineralization. ZyMin recommends that Golden Patriot stake a minimum of twenty-nine new lode claims. As exploration progresses, additional staking will likely be necessary.

     The attached maps (as .pdf's) illustrate this recommendation. The first, "Property Map - October 2003," depicts the current property position leased from Scoonover. The second map, "Proposed Property Additions," provides locations for the additional claims proposed. Approximate costs for staking and filing of the additional claims would total approximately $4,500 top $5,000 (All dollar figures are in U.S. Dollars.) Since the number of claims recommended exceed the small miner exemption, the BLM would assess an annual fee of $100 per claim for every year you maintain the claims.

     ZyMin urges you to stake the claims this month, or early next month, before making any official announcement regarding your leasing the property. I have discussed this with Buster Hunsaker and he agrees that your company would be better off staking the claims soon. In addition, Buster declined to stake the claims for himself or Scoonover as his agreement already contains all of the property of interest to Scoonover. Should you decide not to stake the additional claims, I ask that you allow ZyMin to stake the recommended ground (in writing). ZyMin would later lease the claims back to Golden Patriot.

     Terms for that lease would include only the cost for staking and filing the claims plus a two-percent (2%) NSR royalty to ZyMin, with a provision to buy that NSR down later. Obviously, your long-term costs would be considerably less if your company stakes the ground. However, if you do not wish to spend the money now, ZyMin will proceed to contract the claim staking within the next two weeks in ZyMin's name and make the claims available to you later as work progresses. Of course, a local claim position or lease would preclude ZyMin or Charles Sulfrian from writing any "arm's-length" advisory or qualifying reports.

     Please let me know your thoughts regarding the recommendation as your earliest convenience. Buster Hunsaker will receive copies of this letter and accompanying maps. Please call me, or Buster, if you have any questions.

Best regards, (signed) Charles Sulfrian President
Tel: 719.648.8170 FAX: 719.634.2384 Cell: 775.934.8156